As filed with the Securities and Exchange Commission on January 8, 2025

Registration No.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

J-Long Group Limited

(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Flat F, 8/F, Houston Industrial Building
32-40 Wang Lung Street, Tsuen Wan
New Territories, Hong Kong
+852 3693 2110

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

J-Long Group Limited 2024 Equity Incentive Plan

(Full title of the plans)

Henry F. Schlueter, Esq.

Schlueter & Associates, P.C.

5655 South Yosemite St., Suite 350

Greenwood, Village, Colorado 80111

(303) 292-3883

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This registration statement (this “Registration Statement”) is filed by J-Long Group Limited (the “Registrant”) to register securities issuable pursuant to the J-Long Group Limited 2024 Equity Incentive Plan (the “Plan”). The securities registered hereby consist of 6,280,000 ordinary shares of US$0.0000375 par value per share of the Registrant (the “Pre-Consolidated Shares”) (i.e., 628,000 ordinary shares of US$0.000375 par value per share of the Registrant on a post-share consolidation basis at this date (the “Ordinary Shares”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares that may be offered and issued to prevent dilution from share splits, share dividends or similar transactions as provided in the Plan. Any Ordinary Shares covered by an award granted under the Plan (or portion of an award) that terminates, expires, lapses or is repurchased for any reason will be deemed not to have been issued for purposes of determining the maximum aggregate number of Ordinary Shares that may be issued under the Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information

J-Long Group Limited (the “Company”) has adopted the J-Long Group Limited 2024 Equity Incentive Plan (“Plan”). The maximum number of Ordinary Shares that are available for issuance under the Plan is an aggregate of 628,000 Ordinary Shares. This Registration Statement on Form S-8 is filed with the Securities and Exchange Commission (“Commission”) for the purposes of registering the 628,000 Ordinary Shares issuable under the Plan.

Item 2. Registrant Information and Employee Plan Annual Information

The documents containing the information specified in this Part I of Form S-8 (plan information and registration information) will be sent or given to employees as specified by the Securities and Exchange Commission pursuant to Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be and are not filed with the Commission either as part of this registration statement (this “Registration Statement”) or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. The Registrant will provide a written statement to participants advising them of the availability without charge, upon written or oral request, of the documents incorporated by reference in Item 3 of Part II hereof and including the statement in the preceding sentence. The written statement to all participants will indicate the availability without charge, upon written or oral request, of other documents required to be delivered pursuant to Rule 428(b), and will include the address and telephone number to which the request is to be directed.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed by J-Long Group Limited (the “Registrant”) with the Securities and Exchange Commission (the “Commission”) are incorporated by reference herein:

(a)	Our Annual Report on Form 20-F for the fiscal year ended March 31, 2024, filed with the SEC on July 31, 2024;

(b)	Our Current Reports on Form 6-K filed with the SEC on January 29, 2024, February 29, 2024, March 27, 2024, April 9, 2024, May 17, 2024, November 22, 2024, and December 9, 2024;

(c)	The description of the Registrant’s Ordinary Shares: (i) set forth in our Registration Statement on Form F-1/A filed with the SEC on December 15, 2023 in the section entitled “Description of Capital Stock”; (ii) incorporated by reference in the Registrant’s registration statement on Form 8-A (File No. 333-275077) filed with the Commission on December 29, 2023, including any amendment and report subsequently filed for the purpose of updating that description; and (iii) set forth in Exhibit No. 2.1 to our Annual Report on Form 20-F filed with the SEC on July 31, 2024;

(d)	the Registrant’s prospectus dated January 23, 2024 (File No. 333-275077) pursuant to Rule 424(b)(4) under the Securities Act;

(e)	all reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the report referred to in (a) above.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents. Any statement in a document incorporated or deemed to be incorporated by reference in this registration statement will be deemed to be modified or superseded to the extent that a statement contained in this registration statement or in any other later filed document that also is or is deemed to be incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to be a part of this registration statement.

Item 4. Description of Securities.

Not applicable

Item 5. Interests of Named Experts and Counsel.

Not applicable

Item 6. Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. The Registrant’s amended and restated memorandum and articles of association provide that that it shall indemnify its directors and officers, and their personal representatives, against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such persons, other than by reason of such person’s dishonesty, willful default or fraud, in or about the conduct of the Registrant’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such director or officer in defending (whether successfully or otherwise) any civil proceedings concerning the Registrant or its affairs in any court whether in the Cayman Islands or elsewhere. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.

In addition, the Registrant has entered into indemnification agreements with its directors and executive officers that provide such persons with additional indemnification beyond that provided in the Registrant’s amended and restated memorandum and articles of association.

Indemnification against Public Policy

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the Registrant’s directors, officers or person controlling us, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the act and is therefore unenforceable. There is no pending litigation or proceeding naming any of our directors or officers as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following exhibits are filed as part of this Registration Statement:

Exhibit Number	Description of Document
5.1*	Opinion of Appleby with respect to the legality of the securities being registered.

10.1*	J-Long Group Limited 2024 Equity Incentive Plan.

23.1*	Consent of ZH CPA, LLC, an independent registered public accounting firm.

24.1*	Power of Attorney of the directors of the Registrant (contained in the signature pages hereto).

107*	Filing Fee Table.

*	Filed herewith.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made of securities registered hereby, a post-effective amendment to this Registration Statement which shall include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New Territories, Hong Kong on January 8, 2025.

J-LONG GROUP LIMITED

By:	/s/ Edwin Chun Yin Wong
Name:	Edwin Chun Yin Wong
Title:	Executive Director and Chief Executive Officer

Each of the undersigned members of the board of directors of the Registrant, hereby severally constitutes and appoints Edwin Chun Yin Wong as his or her true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and any subsequent registration statements pursuant to Rule 462 of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents, each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Date: January 8, 2025

/s/ Edwin Chun Yin Wong
Edwin Chun Yin Wong
Executive Director and Chief Executive Officer

Date: January 8, 2025

/s/ Danny Tze Ching Wong
Danny Tze Ching Wong
Chairman of the Board of Directors

Date: January 8, 2025

/s/Wai Ha Tang
Wai Ha Tang
Chief Financial Officer

Date: January 8, 2025

/s/ Nathaniel Clifton Chan
Nathaniel Clifton Chan
Independent Director

Date: January 8, 2025

/s/ Chan Sui Sum
Chan Sui Sum
Independent Director

Date: January 8, 2025

/s/ Pun Yiu Candy Alice
Pun Yiu Candy Alice
Independent Director

Signature of Authorized U.S. Representative of Registrant

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of J-Long Group Limited has signed this Registration Statement on January 8, 2025.

Schlueter & Associates, P.C.

By:	/s/ Henry F. Schlueter
Name:	Henry F. Schlueter

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